Exhibit 10.1

AMENDMENT ONE TO THE SENIOR EXECUTIVE
TERMINATION BENEFITS AGREEMENT
(Colin Stevenson)

WHEREAS, Darling International Inc., a Delaware corporation (the “Company”), and Colin Stevenson (the “Executive”) have entered into that certain Senior Executive Termination Benefits Agreement (the “Agreement”), dated as of September 1, 2012 (the “Effective Date”) providing for certain benefits to be paid to the Executive upon his termination of employment; and

WHEREAS, Section 4 of the Agreement provides that the Agreement may be modified only via an amendment which specifically references the Agreement and is executed by both parties to the Agreement; and

WHEREAS, the Company and the Executive hereby specifically reference the Agreement and indicate their desire to amend the Agreement to modify the terms upon which the Executive may receive severance amounts following a Change in Control (as such term is defined in the Agreement).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows with respect to the Agreement:

1.    Section 3(a) of the Agreement shall be deleted in its entirety and replaced as follows:

(a)     Compensation. Commencing on the Termination Date (as defined below), the Executive shall be paid periodically, according to his unit's wage practices, the amount of his periodic base salary until he has been paid one and one-half (1.5) times his annual base salary (“Termination Pay Amount”) at the highest rate in effect in the preceding twelve (12) months. Each such periodic termination payment is hereby designated a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, if a Change in Control (as hereinafter defined) of the Company occurs and if, within twelve (12) months following the Change in Control, either the Company terminates the Executive's employment without Cause or the Executive resigns for Good Reason (as defined below) (either such event being referred to herein as a “Change in Control Termination”) then in lieu of the Termination Pay Amount, and not in addition thereto, the Executive shall receive a lump sum payment within thirty (30) days of the date of termination or resignation for Good Reason, as the case may be, equal to three (3) times the Executive's annual base salary at the highest rate in effect in the preceding twelve (12) months (the “Change in Control Termination Payment”).

2.    A new paragraph is added to the end of the existing text of Section 3 as follows:

For purposes of this Agreement, “Good Reason” means the Executive's voluntary resignation of employment due to one of the following events:

(1)    any material diminution by the Company of the authority, duties or responsibilities of the Executive;

(2)    any material diminution in the Executive's base salary, which, for purposes of this Agreement, means a ten percent (10%) or more reduction in base salary, determined based upon the highest rate of the Executive's base salary in effect in the twelve (12) months preceding such reduction;

(3)    any material diminution in the amount of any bonus award or incentive compensation opportunities available to the Executive immediately before the Change in Control or any material change in the terms of any such bonus award or incentive compensation opportunities; provided, however that no Good Reason event shall occur in connection with any change in the terms of such benefits if such change is made applicable to each of the Company's senior executive officers;

(4)    any material change in the geographic location at which the Executive must perform his duties for the Company, which, for purposes of this Agreement, means the Executive's permanent relocation to any office or location which is located more than thirty (30) miles from the location where the Executive is based as of the Effective Date; or

(5)    any action or inaction that constitutes a material breach by the Company of this Agreement, including without limitation, any failure of the Company to obtain an agreement from any successor of the Company to perform this Agreement in accordance with this Agreement under Section 7.

The Executive must provide a written notice of his intent to terminate employment for Good Reason (the “Notice of Termination”) to the Company within ninety (90) days after the event constituting Good Reason has occurred. The Company shall have a period of thirty (30) days from the date on which the Notice of Termination is received in which it may correct the act, or the failure to act, that gave rise to the Good Reason event as set forth in the Executive's Notice of Termination. If the Company does not correct the act, or the failure to act, within thirty (30) days, the Executive must terminate employment for Good Reason within thirty (30) days after the end of the cure period, in order for the termination to be considered a Good Reason termination. If the Executive fails to comply with the notice requirements set forth above and resigns his employment, regardless of the existence of a Good Reason event, such resignation will be considered to be a voluntary resignation and no severance amounts will be paid under Section 3(a).

3.    A new Section 11 is added to the end of the existing text as follows:

Legal Fees.  To induce the Executive to execute this Agreement, as amended, and to provide the Executive with reasonable assurance that the purpose of Section 3(a) with respect to a Change in Control Termination occurring as a result of the Executive's resignation for Good Reason will not be frustrated by the cost of its enforcement, the Company shall reimburse the Executive for legal fees (including without limitation attorneys' fees and expenses and court costs) incurred in connection with the Executive's enforcement of Section 3(a) with respect to his resignation for Good Reason should any bona fide dispute arise as to what constitutes a Good Reason event under the terms of Section 3; provided, however, that such reimbursement shall be limited to $25,000, in the aggregate, and shall only be paid upon presentation of summary invoices prepared by legal counsel as provided by the Executive.

Signature Page to Follow

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the 23rd of April, 2013.

DARLING INTERNATIONAL INC.

By: /s/ Randall C. Stuewe
Randall C. Stuewe
Chief Executive Officer

EXECUTIVE

By: /s/ Colin Stevenson
Printed Name: Colin Stevenson